Exhibit 99.1

FOR IMMEDIATE RELEASE	February 13, 2006

VALSPAR REPORTS FIRST QUARTER EARNINGS

MINNEAPOLIS, MINNESOTA – The Valspar Corporation (NYSE–VAL), a leading coatings manufacturer, today reported net income for the first quarter ended January 27, 2006 of $22,541,000 or $0.22 per diluted share versus net income of $11,698,000 or $0.11 per diluted share for the comparable period last year. This year’s results include expenses of $0.01 per diluted share related to the manufacturing rationalization plan announced in 2005 and $0.01 per diluted share related to expensing of stock based compensation. Sales for the quarter increased 13.0% to $629,765,000, compared to $557,144,000 last year.

Commenting on the first quarter, William L. Mansfield, President and Chief Executive Officer, said, “We are pleased with our first quarter results in light of the challenging raw material environment. Both our Paint and Coatings segments delivered strong sales growth in the quarter with exceptional growth in our Architectural product line due to continued retail sales momentum and favorable weather conditions. Margin improvement reflects significant progress in recovering raw material cost increases experienced over the past two years.”

Commenting on the outlook for the balance of the year, Mr. Mansfield said, “We expect full year sales growth of 9-10%, second quarter earnings in the range of $0.39 to $0.43 per share and full year earnings per share in the range of $1.45 to $1.55. These earnings estimates include expensing stock based compensation and the net cost of manufacturing rationalization.”

For further information, contact Lori A. Walker, Vice President, Treasurer and Controller at Valspar / 612-375-7350.

Note: Valspar will host a conference call on Monday, February 13th at 10:00 AM CST. The call can be heard live over the Internet at Valspar’s website at http://www.valspar.com under Investor Relations. Those unable to participate during the live broadcast can access an archive of the call on the Valspar website. A taped replay of the call can also be accessed by dialing 1-800-475-6701 in the U.S. or 320-365-3844 outside the U.S. beginning at 1:30 PM, using access code 816746.

This press release contains certain “forward-looking” statements. These forward-looking statements are based on management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, dependence of internal earnings growth on economic conditions and growth in the domestic and international coatings industry; risks related to any future acquisitions, including risks of adverse changes in the results of acquired businesses and the assumption of unforeseen liabilities; risks of disruptions in business resulting from the integration process and higher interest costs resulting from further borrowing for any such acquisitions; our reliance on the efforts of vendors, government agencies, utilities and other third parties to achieve adequate compliance and avoid disruption of our business; risks of disruptions in business resulting from the Company’s relationships with customers and suppliers; unusual weather conditions adversely affecting sales; changes in raw materials pricing and availability; delays in passing along cost increases to customers; changes in governmental regulation, including more stringent environmental, health and safety regulations; the nature, cost and outcome of pending and future litigation and other legal proceedings; the outbreak of war and other significant national and international events; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

THE VALSPAR CORPORATION
COMPARATIVE CONSOLIDATED EARNINGS

For the Quarters Ended January 27, 2006 and January 28, 2005

(Dollars in thousands, except per share amounts)	First Quarter (Unaudited)	First Quarter (Unaudited)

	2006	2005

Net Sales	$629,765	$557,144

Cost of Sales	449,289	408,418

Operating Expenses	133,939	118,119

Income From Operations	46,537	30,607

Interest Expense	10,780	10,532

Other Expense/(Income), Net	809	1,506

Income Before Income Taxes	34,948	18,569

Income Taxes	12,407	6,871

Net Income	$22,541	$11,698

Net Income Per Common Share-basic	$0.22	$0.11

Net Income Per Common Share-diluted	$0.22	$0.11

Average Number of Shares O/S-basic	100,797,980	102,880,180

Average Number of Shares O/S-diluted	102,233,523	105,264,870

THE VALSPAR CORPORATION
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	January 27, 2006	October 28, 2005	January 28, 2005

Assets	(Unaudited)		(Unaudited)

Current Assets:

Cash and Cash Equivalents	$51,447	$52,845	$46,018

Accounts Receivable, Net	413,924	462,396	425,810

Inventories	250,449	230,640	248,106

Other	118,416	119,323	127,049

Total Current Assets	834,236	865,204	846,983

Goodwill, Net	1,063,090	1,064,931	1,009,870

Other Assets, Net	404,722	403,206	404,514

Property, Plant & Equipment, Net	419,207	427,822	433,834

Total Assets	$2,721,255	$2,761,163	$2,695,201

Liabilities and Stockholders’ Equity

Current Liabilities:

Notes Payable to Banks	$38,996	$29,281	$320,810

Trade Accounts Payable	259,837	260,070	241,131

Income Taxes	37,616	58,120	38,011

Accrued Liabilities	235,272	278,160	224,039

Total Current Liabilities	571,721	625,631	823,991

Long Term Debt	699,783	706,415	465,246

Deferred Liabilities	368,350	368,025	369,208

Stockholders’ Equity	1,081,401	1,061,092	1,036,756

Total Liabilities and Stockholders’ Equity	$2,721,255	$2,761,163	$2,695,201

The Valspar Corporation
Other Financial Data
Dollars in millions, except per share amounts

	Quarter 1

	2006	2005	2004

I. Comparison year over year
Earnings Per Share
Diluted EPS, reported	$0.22	$0.11	$0.17
Adjustments Per Share, net of tax:
Manufacturing Rationalization, net	$0.01	$–	$–
Stock Based Compensation	$0.01	$–	$–

Gross Margin, as a percentage of net sales *
Gross Margin, reported	28.7%	26.7%	30.1%
Gross Margin, adjusted for net cost of manufacturing rationalization	29.0%	26.7%	30.1%

Operating Expense as a percentage of net sales *
Operating Expense, reported	21.3%	21.2%	22.1%
Operating Expense, adjusted for stock based compensation	21.0%	21.2%	22.1%

Operating Profit, as a percentage of net sales
Operating Profit, reported	7.4%	5.5%	8.0%
Operating Profit, adjusted for net cost of manufacturing
rationalization and stock based compensation	8.0%	5.5%	8.0%

	Quarter 1

	2006	2005

II. Segment Data
Sales
Paint	$187.7	$158.6
Coatings	$381.0	$340.2
All Other less intersegment sales	$61.1	$58.4
Total	$629.8	$557.1

Earnings Before Interest and Taxes (EBIT)
Paint	$8.2	$8.3
Coatings	$44.0	$25.2
All Other	$(6.5)	$(4.4)
Total	$45.7	$29.1

        * Certain amounts in prior years’ financial statements have been reclassified to conform with the 2006 presentation.